UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    March 16, 2005

AMYLIN PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-19700	33-0266089
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9360 Towne Centre Drive, Suite 110 San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (858) 552-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On March 16, 2005, Amylin Pharmaceuticals, Inc. issued a press release announcing that the U.S. Food and Drug Administration has approved SYMLIN® (pramlintide acetate) injection.   A copy of the text of this press release is set forth below.

FOR IMMEDIATE RELEASE

AMYLIN PHARMACEUTICALS ANNOUNCES FDA APPROVAL OF SYMLIN® FOR
INSULIN-USING TYPE 2 AND TYPE 1 DIABETES

For Use With Insulin To Improve Glucose Control

SAN DIEGO — March 16, 2005 — Amylin Pharmaceuticals, Inc. (Nasdaq: AMLN) today announced that the U.S. Food and Drug Administration (FDA) has approved SYMLIN® (pramlintide acetate) injection to be used in conjunction with insulin to treat diabetes.  SYMLIN is to be used at mealtime in patients with type 2 or type 1 diabetes who have failed to achieve desired glucose control despite optimal insulin therapy. SYMLIN will be commercially available in approximately 90 days.

“The approval of SYMLIN, a first-in-class therapy, is a major milestone for Amylin Pharmaceuticals.  It is the result of 18 years of research in diabetes,” said Ginger L. Graham, President and CEO of Amylin Pharmaceuticals, Inc.  “This extensive development program has resulted in prescribing information for SYMLIN that we believe is an excellent tool to introduce SYMLIN to the diabetes community.”

Clinical studies demonstrate that SYMLIN, a self-administered injection given prior to meals, helps patients achieve lower blood glucose (sugar) after meals, leading to less fluctuation during the day, and better long-term glucose control (A1C) compared to patients taking insulin alone.  In these studies, patients used less mealtime insulin and also had a reduction in body weight compared to patients taking insulin alone.  SYMLIN was studied in over 5300 individuals in the clinical program that led to approval.

“SYMLIN provides a new option for many patients who, despite their best efforts with insulin therapy, continue to struggle to achieve their glucose control targets.  These patients often experience weight gain and continued high blood sugar after meals,” said Robert E. Ratner, MD, an investigator for SYMLIN clinical studies, Vice President for Scientific Affairs, MedStar Research Institute and Professor of Medicine at the Georgetown University Medical School.  “The science behind SYMLIN has improved our understanding of the physiology of diabetes and has provided a welcome new tool for insulin users.”

Important Safety Information

SYMLIN is not intended for all patients with diabetes.  SYMLIN is used with insulin and has been associated with an increased risk of insulin-induced severe hypoglycemia, particularly in patients with type 1 diabetes.  When severe hypoglycemia associated with SYMLIN use occurs, it is seen within three hours following a SYMLIN injection.  If severe hypoglycemia occurs while operating a motor vehicle, heavy machinery, or while engaging in other high-risk activities, serious injuries may occur.  Appropriate patient selection, careful patient instruction, and insulin dose adjustments are critical elements for reducing this risk.  This information is highlighted in a boxed warning in the SYMLIN prescribing information for healthcare professionals and in a medication guide for patients, which will be distributed by pharmacists.

Other adverse events commonly observed with SYMLIN when co-administered with insulin were mostly gastrointestinal in nature, including nausea, which was the most frequently reported.  The incidence of nausea was higher at the beginning of SYMLIN treatment and decreased with time in most patients.  The incidence and severity of nausea are reduced when

SYMLIN is gradually increased to the recommended doses.

Amylin will provide educational programs for physicians, diabetes care teams, and patients to help ensure appropriate administration and patient selection. In addition, the company plans to conduct a small pediatric study and a two-year open-label study to evaluate SYMLIN use in clinical practice and assess the effectiveness of its education programs.

About SYMLIN

SYMLIN is an antihyperglycemic drug for use in patients with diabetes treated with insulin.  SYMLIN is a synthetic analog of human amylin, a naturally occurring hormone that is made in the beta cells of the pancreas, the same cells that make insulin.  In patients with type 2 diabetes who use insulin, and in patients with type 1 diabetes, those cells in the pancreas are either damaged or destroyed, resulting in reduced secretion of both insulin and amylin after meals.  The use of SYMLIN contributes to glucose control after meals.

Healthcare professionals and people with diabetes may obtain more information, including the complete prescribing information and the medication guide, at www.SYMLIN.com.

About Diabetes

Diabetes is a large and growing market in the United States, affecting over 18 million Americans and growing at three times the rate of population growth.  Approximately 4.5 million patients with diabetes use insulin.  Diabetes is the sixth leading cause of death in the United States.

Diabetes is a complex metabolic disease manifesting with a defect in the beta cells in the pancreas, resulting in a deficiency of both insulin and amylin secretion.  Poor control of blood sugar may result in severe long-term complications such as kidney failure, nerve damage, blindness, amputation and cardiovascular disease.

Webcast Announcement

Amylin Pharmaceuticals will webcast a conference call to discuss the SYMLIN approval and commercialization plans on Thursday, March 17, 2005 at 8:30 a.m. ET (5:30 a.m. PT).  Ginger L. Graham, President and Chief Executive Officer of Amylin Pharmaceuticals, will lead the call.

The call will be webcast live through Amylin’s corporate website, and a recording will be made available following the close of the call.  To access the webcast, please log on to www.amylin.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software.  A recording will be available by phone for 24 hours beginning approximately one hour after the close of the call and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 17581369.

About Amylin Pharmaceuticals

Amylin Pharmaceuticals is a biopharmaceutical company committed to improving lives through the discovery, development and commercialization of innovative medicines.  The company’s first product, SYMLIN® (pramlintide acetate) injection is an antihyperglycemic drug for use in patients with diabetes treated with insulin.  The company’s second compound, exenatide, is under review at the FDA for improved glucose control for people with type 2 diabetes.  Further information on Amylin and its pipeline in metabolism is available at www.amylin.com.

Safe Harbor/Forward Looking Statements

This press release contains forward-looking statements about Amylin.  The company’s actual results could differ materially from those discussed in this press release due to a number of risks and uncertainties, including that SYMLIN may not prove to be an important new therapeutic option, SYMLIN may not be commercially available in 90 days, SYMLIN may be affected by unexpected new data or technical issues, or that exenatide may not be approved by the FDA or that approval, if any, may be withheld, delayed and/or limited.  The potential for SYMLIN may also be affected by reimbursement and pricing decisions, the pace of market acceptance, and any issues related to manufacturing and supply.  These and additional risks and uncertainties are described more fully in the Company’s recently filed Form 10-K under the heading “Risks Related to Our Business”.  Amylin undertakes no duty to update these forward-looking statements.

Investor Contact: Alice Bahner Executive Director, Investor Relations Amylin Pharmaceuticals, Inc. 858-552-2200 x7272	Media Contact: Eric Shearin Sr. Manager, Corporate Communications Amylin Pharmaceuticals, Inc. 858-552-2200 x7177

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYLIN PHARMACEUTICALS, INC.

Dated: March 17, 2005	By:	/S/ LLOYD A. ROWLAND
Lloyd A. Rowland
Vice President, Legal, Secretary and
General Counsel